                                                                     EXHIBIT 2.3




                                   TIMBERLAND

                           PURCHASE AND SALE AGREEMENT

                          FOR NEWPORT UNIT TIMBERLANDS

                                 BY AND BETWEEN

                        PLUM CREEK TIMBER COMPANY, L.P.,

                                    AS SELLER

                                       AND

                             STIMSON LUMBER COMPANY,

                                  AS PURCHASER

                         DATED AS OF SEPTEMBER 27, 1996

                                   TIMBERLAND
                           PURCHASE AND SALE AGREEMENT
                       FOR THE NEWPORT UNIT TIMBERLANDS IN
                     NORTHERN IDAHO AND NORTHEAST WASHINGTON


         THIS AGREEMENT is made and entered into this 27th day of September, 1996, by and between PLUM CREEK TIMBER COMPANY, L.P., a Delaware limited partnership, whose address is 999 Third Avenue, Suite 2300, Seattle, Washington 98104 ("Seller"), and STIMSON LUMBER COMPANY, an Oregon corporation whose address is 520 S.W. Yamhill Street, Suite 308, Portland, Oregon 97204 ("Purchaser").

                                    RECITALS

         A. Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser approximately 107,000 acres of timberland and associated real property and assets located in Northeast Washington State and Northern Idaho, known as the Newport Unit Timberlands.

         B. This transaction is conditioned, among other things, upon the simultaneous closing of a transaction which involves the sale of Seller's sawmill and associated assets in Arden, Washington as described in the Mill Asset Purchase and Sale Agreement of even date by and between Purchaser and Plum Creek Manufacturing, L.P. ("Mill Asset Purchase Agreement").

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the receipt and sufficiency of which are acknowledged, and subject to all terms of this Agreement, the parties agree as follows:

         1. PURCHASE AND SALE OF ASSETS. Subject to the contingencies and other terms and conditions contained herein, Seller agrees to sell and Purchaser agrees to purchase the Assets (as defined in Paragraph 1.5), which shall not include the Excluded Assets set forth on SCHEDULE 1 or the assets that are the subject of the Mill Asset Purchase Agreement, as follows:

                  1.1 TIMBERLANDS. All of Seller's right, title and interest in and to the Timberlands (defined below) and other rights related or appurtenant thereto, including but not limited to all of Seller's right, title, and interest
(i) in and to the merchantable and unmerchantable timber, growing, lying, standing or felled, timber interests and timber rights located on or appurtenant to the Timberlands; (ii) in and to any cutting rights under public or private timber deeds; (iii) in and to any mineral, sand, oil, gas, hydrocarbon substances and gravel and other hard rock rights on and under the Timberlands; and (iv) in and to all improvements, including without limitation the office building and related improvements of Seller located in Newport, Washington ( "Building"). The "Timberlands" are defined as certain real property owned by Seller in Stevens, Pend Oreille and Ferry Counties, Washington and Kootenai, Boundary and Bonner Counties, Idaho, as further described on EXHIBITS "A" through "F" attached hereto and incorporated herein by this reference and timber rights only with respect to the properties described on EXHIBIT "G" attached hereto and incorporated herein by this reference ("Timber Rights"). The legal description of the Building is contained on EXHIBIT "H" attached hereto and incorporated herein by this reference.

                  1.2 CONTRACTS. All rights of Seller in and to any development rights, air rights, water, water rights, ditch and ditch rights appurtenant to the Timberlands, all contracts relating primarily to the Timberlands, including without limitation operating contracts, stumpage contracts, leases, permits, licenses, governmental consents and agreements, approvals and clearances, and service, maintenance, utility and operating contracts and warranties, including without limitation agreements for construction of roads or other improvements, rights under any payment, performance, or bonds relating to or associated with the Timberlands, to the extent assignable ("Contracts").

                  1.3 ACCESS RIGHTS AND EASEMENTS. All rights of Seller in and to any access rights, rights-of-way and easements appurtenant to the Timberlands, to the extent assignable ("Access Rights and Easements").

                  1.4 PERSONAL PROPERTY. Any and all personal property, tangible and intangible, including without limitation all furniture, fixtures, equipment, vehicles and tools, used primarily in connection with the Timberlands or the Building, any and all of Seller's maps, seeds, property books, aerial photos, plans, drawings, specifications, renderings, engineering studies, biological studies, grading or drainage studies, environmental and hazardous waste studies and reports and related data and materials in Seller's possession relating to the Timberlands or the Building, and all administrative software solely concerning the Timberlands or the Building, including the timber inventory and computerized forest industry software program, data base software program and mapping software program, that can operate independent of Seller's mainframe and that Seller is permitted to license to Purchaser but excluding proprietary software of a type used by or which may be used by Seller in its other timber, forestry or mill operations ("Personal Property").

                  1.5 ASSETS. The Timberlands, the Building, Timber Rights, Contracts, Access Rights and Easements and Personal Property are sometimes collectively referred to as the "Assets," and the Contracts, Access Rights and Easements and Personal Property are sometimes referred to as the "Associated Assets."

         2.       PURCHASE PRICE AND TERMS.

                  2.1 BASE VALUE. The base value for the Assets is ONE HUNDRED FORTY- FIVE MILLION DOLLARS ($145,000,000) ("Base Value"), based on Seller's timber inventory as of January 1, 1996 ("Timber Inventory"). Seller and Purchaser agree that Seller's Timber Inventory shall be deemed accurate for purposes of determining the Base Value and Seller's Purchase Price Estimate (defined below).

                  2.2 FINAL PURCHASE PRICE. The final purchase price ("Purchase Price") for the Assets shall be the Base Value, less (i) the value of the timber harvested from the Timberlands from January 1, 1996 to the date of Closing (defined below), which volume shall be determined solely on the basis of Seller's books and records, plus (ii) the value of timber growth on the Timberlands from January 1, 1996 to the date of Closing. The Purchase Price shall be reduced further pursuant to the (iii) "Pulp Value Adjustment" and the (iv) "Dead Value Adjustment" as defined below. In addition, at Closing the Purchase Price will be reduced by the amount of Seller's Deferred Obligations (as defined in Paragraph 19.2). In calculating the value of harvested and grown timber for purposes of the adjustments in clauses (i) and
(ii) of the preceding sentence, the applicable volume, expressed in MBF, shall be multiplied by the following value-per-volume factor, expressed in $/MBF ("Adjustment Factor"):

                                {[the Base Value]
                                    --less--
             [the value, as of January 1, 1996, of all Assets other
                than the timber located on or appurtenant to the
                       Timberlands ("Other Asset Value")]}
                     equals the "Timberlands Stumpage Value"

                                 --divided by--

              [the volume, as of January 1, 1996, of all the timber
                  located on or appurtenant to the Timberlands]
                           ("1/1/96 Timber Inventory")

For purposes of this Paragraph 2.2, the parties agree that the Other Asset Value is $23,967,970, and that the Timberlands Stumpage Value is thus $121,032,030. Because the 1/1/96 Timber Inventory equals 815,000 MBF, the Adjustment Factor is $148.51/MBF.

Base Value:                                                            $145,000,000.00
Less Other Assets Value                                       -          23,967,970.00
                                                                       -----------------
Timberlands Stumpage Value                                             $121,032,030.00

Divided by 1/1/96 Timber Inventory (815,000)=   $148.51/MBF  (Adjustment Factor)

LESS ADJUSTMENTS:

(i)      Volume Harvested     =    43,000  MBF    x    148.51/MBF    =$6,385,930

         Since 1/1/96
         Timber Inventory

PLUS ADJUSTMENT:

Growth of Unharvested Volume since 1/1/96 Timber Inventory

(ii)     Growth Volume        =    16,300 MBF     x    148.51/MBF    =$2,420,713

         since 1/1/96
         Timber Inventory

Net Adjustment for harvest and growth:                                $3,965,217

LESS PULP VALUE ADJUSTMENT

(iii)             16,579 MBF Pulp per 1/1/96 Timber Inventory

         Adjustment Factor:                          $148.51/MBF
         Less discount:                                  36.64
         Discounted adjustment:                      $111.87/MBF

         Adjustment:  16,579 x $111.87 =                          $1,854,693
                                                                  ----------

LESS DEAD VALUE ADJUSTMENT

(iv)     43,631 MBF Dead per 1/1/96 Timber Inventory, including the following:

                  8,219 MBF Lodgepole Pine
                  3,941 MBF White Pine
                  1,177 MBF Ponderosa Pine
                     22 MBF Bull Pine
                 ------
                 13,459 MBF

         Market value of dead pine is 20% less than green value:

         $148.51 x .20 = $29.70 stumpage reduction

                  13,459 x $29.70 =                                      399,732
                                                                         -------

Therefore, the Final Purchase Price shall be:         $   145,000,000.00
         Less Net Adjustment for Harvest/Growth             3,965,217.00
         Less Pulp Value Adjustment                         1,854,693.00
         Less Dead Value Adjustment                           399,732.00
                                                      ------------------
         Total                                        $   138,780,358.00

The Final Purchase Price shall be further reduced at Closing based on Seller's estimate of its Deferred Obligations as defined in Pargraph 19.2 hereof.

                  2.3 POST-CLOSING ADJUSTMENTS. Not less than five (5) business days prior to Closing, Seller shall provide to Purchaser and the Escrow Agent (described below) Seller's estimate of the Purchase Price and the supporting calculations ("Seller's Purchase Price Estimate"). The Seller's Purchase Price Estimate shall be used solely for purposes of Closing. Within thirty (30) days after Closing, Purchaser, with the cooperation of Seller, shall verify Seller's Purchase Price Estimate. If Seller and Purchaser agree that the Purchase Price should be adjusted, the party owing to the other shall make such payment within fifteen (15) days of such final determination. In the event Seller and Purchaser cannot agree to the adjustments that either have been or should be made to the Purchase Price, the parties shall select an independent auditor to perform an analysis. Seller and Purchaser agree that they shall be bound by the final determination of such auditor and shall share equally the costs of the audit.

                  2.4 PAYMENT OF PURCHASE PRICE. At Closing, Purchaser shall pay Seller the Seller's Purchase Price Estimate in cash, by wire transfer in immediately available federal funds, to the Escrow Agent.

                  2.5 PURCHASE PRICE ALLOCATION. The parties shall allocate the Purchase Price among the Assets in accordance with Section 1060 of the Internal Revenue Code and shall cooperate with each other and provide such information as may be requested in connection with the preparation of the allocation. The parties shall report the federal, state and local tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Form 8594) in a manner consistent with such allocation.

         3. CLOSING. Closing ("Closing") shall occur at the offices of Transnation Title Insurance Company, 1200 Sixth Avenue, Seattle, Washington 98101 ("Escrow Agent") on October 1, 1996, unless such date is extended pursuant to Paragraphs 14 or 17 or otherwise by agreement of the parties, but in no event later than December 31, 1996 ("Closing Date").

         4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser that except as disclosed in a Schedule:

                  4.1 ORGANIZATION. Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

                  4.2 GOOD STANDING. Seller is qualified to do business in the States of Washington and Idaho.

                  4.3 POWER AND AUTHORITY FOR TRANSACTION. Seller has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein in accordance with the terms hereof.

                  4.4 AUTHORIZATION. Subject to obtaining the consents, approvals and authorizations described in Paragraph 17, the execution and delivery by Seller of this Agreement and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary partnership action on the part of Seller and this Agreement constitutes a valid and legally binding agreement of Seller.

                  4.5 NO VIOLATION OR CONFLICTS. Subject to obtaining the consents and approvals described in Paragraph 17.2(b), neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein (i) constitute a violation of Seller's certificate of limited partnership or limited partnership agreement, or (ii) result in the breach of or the imposition of any lien on any Assets pursuant to, or constitute a material default under, any indenture or bank loan or credit agreement or other agreement or instrument to which Seller is a party or by which it or its property may be bound or affected. Except for consents or approvals which will have been obtained or actions which will have been taken on or prior to the Closing Date, and except for consents, approvals, authorizations or actions described in Paragraphs 14, 17.2 or 19.6, no consent, approval, authorization or action by any governmental authority, or any person having legal rights against or jurisdiction over Seller, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated herein, except as set forth on SCHEDULE 4.5.

                  4.6 NO DEFAULTS. To Seller's knowledge, the Contracts and Access Rights and Easements are valid and in full force and effect except as would not materially and adversely affect the Assets. Neither Seller nor, to Seller's knowledge, any other party thereto has breached any material provision of, or is in default in any material respect under, the terms of any Contract.

                  4.7 CONDEMNATION PROCEEDINGS. Subject to Paragraph 17.1(f), no condemnation proceeding is pending or, to the knowledge of Seller, threatened which would materially preclude or impair the use of the Timberlands or the Building for the respective purposes for which such properties are currently used.

                  4.8 ENVIRONMENTAL MATTERS. To Seller's knowledge, except as set forth on SCHEDULE 4.8 and in the environmental reports identified on
SCHEDULE 4.8:

                           (a) neither the Timberlands nor the Building have at
any time been used for the generation, transportation, management, handling, treatment, storage, manufacture, emission disposal, release or deposit of any hazardous substances or fill or other material containing hazardous substances in material violation of levels permitted under applicable laws;

                           (b) there are no underground storage tanks on the
Timberlands or the Building; and

                           (c) Seller has not received notification from any
third party, including but not limited to governmental agency alleging that the Timberlands or the Building are not materially in compliance with applicable environmental laws.

Subject to Seller's warranty set forth in this Paragraph 4.8, the liability for which Seller remains responsible pursuant to the terms of this Agreement, Purchaser releases Seller from all costs, losses, liabilities, obligations and claims, of any nature whatsoever, known and unknown, that Purchaser may have against Seller or that may arise after the date of Closing based in whole or in part upon (i) Seller's failure to comply with any environmental laws applicable to the Timberlands or the Building; or (ii) the presence, release or disposal of any hazardous substance, solid waste, or any other environmental contamination on, within, or from the Timberlands or the Building before, as of, or after the Closing Date. The above-referenced release does not cover or apply to any statutory or common law claim for contribution or indemnity that may arise to the extent Purchaser suffers any liabilities or obligations from future claims of any governmental agency arising out of (i) or (ii) above. As used herein, the term "environmental laws" shall mean all applicable federal, state or local laws, rules, regulations, governmental permits or other binding determinations of any governmental authority relating to or addressing the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and the Resource Conservation and Recovery Act, as amended ("RCRA"), the Toxic Substances Control Act, as amended ("TSCA"), the Clean Water

Act, as amended ("CWA"), the Clean Air Act, as amended ("CAA"), and the Oil Pollution Control Act of 1990, as amended ("OPA"). As used herein, the terms "hazardous substance" and "release" (as it relates to the release of hazardous substances as opposed to the release of claims) have the meanings specified in CERCLA and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA. If either CERCLA or RCRA is amended to broaden the meaning of any term defined thereby, the broader meaning shall apply to this paragraph 4.8 after the effective date of the amendment. Moreover, to the extent that Washington law establishes a meaning for "hazardous substance," "release," "solid waste," or "disposal" that is broader than that specified in either CERCLA or RCRA, the broader meaning shall apply.

                  4.9 SUITS, ACTIONS OR PROCEEDINGS. Except as disclosed in
SCHEDULE 4.9, to the knowledge of Seller, there is (i) no court or administrative judgment or order which adversely affects the Timberlands or current operations thereon; and (ii) no legal, administrative or other suit, action, proceeding or arbitration, or governmental investigation pending or threatened which would reasonably be expected to materially and adversely affect the Timberlands or current operations thereon. Except as set forth in Paragraph 14, Seller has no knowledge of any suit, action, arbitration or other proceeding threatened or pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

                  4.10 BROKER FEES. Seller has not employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents' commissions or finders' fees, in connection with the transactions contemplated herein.

                  4.11 COMPLIANCE. Except as disclosed on SCHEDULE 4.11, to Seller's knowledge, Seller has not received notification from any governmental agency alleging that the Timberlands or the Building are not in compliance with applicable laws (other than environmental laws which are covered in Paragraph 4.8) as would materially and adversely affect the Assets. Seller has no knowledge of any such violations relating to the use of the Timberlands or the Building.

                  4.12 SCHEDULES. Seller has delivered to Purchaser herewith, or will deliver as soon as practicable, the Schedules referred to in this Agreement.

                  4.13 MARKETABLE TITLE. Subject to the Permitted Exceptions (defined below) and the provisions of Paragraph 19.6, Seller has good and marketable title to the Assets and at Closing such Assets will be free and clear of all liens, security interests, charges and encumbrances.

         5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller that:

                  5.1 INCORPORATION AND CORPORATE POWER. Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Oregon, and has the corporate power to enter into this Agreement and to carry out the transactions contemplated herein in accordance with the terms hereof.

                  5.2. AUTHORIZATION; NO VIOLATION OR CONFLICTS. The execution and delivery of this Agreement by Purchaser and the due consummation of the transactions contemplated herein, subject to obtaining the approval described in Paragraph 17, have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes a valid and legally binding agreement of Purchaser. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated herein constitute a violation of Purchaser's Certificate of Incorporation or Bylaws, or result in the breach of, or the imposition of any lien on any assets of Purchaser pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Purchaser is a party or by which it or any of its properties may be bound or affected. Except for the approvals described in Paragraphs 14 and 17 and except for consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person having legal rights against or jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or for consummation by Purchaser of the transactions contemplated herein, except as may be set forth on SCHEDULE 5.2 hereto.

                  5.3 BROKER FEES. Purchaser has not employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents' commissions or finders' fees, in connection with the transactions contemplated herein.

                  5.4 FINANCING. Purchaser has access to the funds or financing necessary to consummate the transactions contemplated by this Agreement.

                  5.5 SUITS, ACTIONS OR PROCEEDINGS. Except as set forth in Paragraph 14, Purchaser has no knowledge of any suit, action, arbitration or other proceeding pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

         6.       SURVIVAL; CUSHION AGAINST CLAIMS; KNOWLEDGE; MATERIALITY.

                  6.1 SURVIVAL. The respective representations and warranties of Seller and Purchaser contained herein or in any Schedule, certificate or other instrument delivered by or on behalf of such party pursuant to this Agreement, including the environmental matters set forth in Paragraph 4.8, shall survive the Closing for a period of eighteen (18) months and thereafter shall expire and terminate, and each party shall be forever released from liability to the other based upon such representations and warranties except as to matters for which notice has been given by a party of the inaccuracy or breach of any representation or warranty on or prior to such termination date.

                  6.2 CUSHION AGAINST CLAIMS. In the event of any claim by Purchaser against Seller under Paragraphs 4 or 18.1 of this Agreement, no amount shall be owing by Seller unless and until the amount of damage, loss or expense incurred by Purchaser exceeds $100,000 in the aggregate for all claims ("Cushion"), and Seller shall be obligated only with respect to such excess. The aggregate amount paid or payable by the Seller pursuant to claims made under Paragraphs 4 or 18.1 of this Agreement shall not exceed $3,000,000. Notwithstanding anything herein to the contrary, the Cushion shall not apply to any representations or warranties described in Paragraph 4 which are qualified by a "materiality," "material," "materially" or "materially and adversely affected" threshold.

                  6.3 SELLER'S KNOWLEDGE DEFINED. "Knowledge" as used in this Agreement with respect to the Seller shall mean actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question by Dwight Opp, the current Superintendent of Timberlands, or by the superiors of Mr. Opp which are employed by Seller.

                  6.4 MATERIALITY DEFINED. "Material" or "materiality" or "materially" or "materially and adversely affect" as used in this Agreement with respect to Seller shall mean a claim, encumbrance or occurrence (including without limitation a breach of warranty or violation by Seller) that could lessen the value of the Assets by, or cause damages of, at least $100,000 or encumber or adversely affect more than 2,000 acres of Timberlands in the aggregate.

         7.       CONDITION OF TITLE AND TITLE INSURANCE.

                  7.1 CONDITION OF TITLE. As of the Closing Date, title to the Timberlands and the Building is to be free of all monetary encumbrances or defects and other encumbrances or defects which appear in the preliminary commitment for title insurance mutually deemed unacceptable by Seller and Purchaser. Monetary encumbrances or defects to be discharged by Seller shall be paid from Seller's funds at Closing or Seller shall indemnify Purchaser against such monetary encumbrances or defects. In addition to any other permitted exceptions agreed upon by the parties, the following shall not be deemed unacceptable encumbrances or defects: rights reserved in federal patents or state deeds; building or use restrictions consistent with current zoning; easements not inconsistent with Purchaser's intended use; reserved rights for minerals, metals and ores of every kind and nature, and all oil, gas and other hydrocarbons, together with reserved rights of ingress and egress; and any other non-monetary encumbrance or defect that does not affect more than 2,000 acres in the aggregate or affect the value of the Timberlands by at least $100,000. Following Closing, Seller shall use its reasonable efforts to assist Purchaser in removing any encumbrances or defects that Purchaser and Seller deemed as objectionable.

                  7.2 TITLE INSURANCE. Seller shall furnish to Purchaser at Closing a standard form Owner's or Purchaser's Policy of Title Insurance for the Timberlands and the Building in the amount of the Purchase Price. Seller shall provide to Purchaser preliminary commitments for title insurance for all properties located within the Timberlands and the Building as soon as practical after execution hereof, including copies of all exception documents referred to in such title commitments.

         8.       CONDITION OF PROPERTY; SUBSEQUENT ACTS.

                  8.1 LIMITATION ON REPRESENTATIONS. Purchaser agrees that neither Seller nor its agents, officers, employees or assigns shall be held to any covenant or representation respecting the condition of the Timberlands or any improvements thereon, or the Building, nor shall Purchaser or Seller or the assigns of either be held to any covenant or agreement for alterations, improvements or repairs unless the covenant or agreement relied on is contained herein or is in writing and attached to and made a part of this Agreement.

                  8.2 LIMITATION OF WARRANTIES. Except for the warranties made in Paragraph 4, Purchaser specifically acknowledges and agrees that (i) Seller does not make any representations or warranties of any kind whatsoever, either express or implied, with respect to the Timberlands or the Building; and (ii) the Timberlands and the Building are sold to Purchaser in an "AS IS" and "WITH ALL FAULTS" condition as of the Closing Date, including without limitation the stability of soils, suitability for any construction or development, encroachment or boundary questions, drainage, availability of utilities, zoning, quantity, quality, acreage, access and similar matters. Purchaser assumes the risk that adverse physical conditions may not have been revealed by its investigation.

                  8.3 FORESTLAND OR TIMBERLAND TAX DESIGNATION. With respect to the Timberlands located within the State of Washington, Purchaser agrees that it shall continue the current real property tax designation as timberland or forestland at Closing.

         9. LIABILITIES NOT ASSUMED. Except for the Contracts and the Access Rights and Easements, and as otherwise set forth in this Agreement, Purchaser shall not assume or be responsible for any liabilities of Seller.

         10. CONTRACTS; ACCESS RIGHTS AND EASEMENTS.

                  10.1 CONTRACTS. As soon as practicable following full execution hereof, Seller shall provide to Purchaser a list of all Contracts. Such list shall become SCHEDULE 10.1 to this Agreement and shall become a part hereof. At Closing, Seller shall assign, to the extent assignable, and Purchaser shall assume such Contracts pursuant to an executed Assignment and Assumption Agreement in such form as is approved by the parties hereto. Subject to the provisions of Paragraph 19.6, Seller will cooperate in obtaining any consents necessary for the assignment of the Contracts.

                  10.2 ACCESS RIGHTS AND EASEMENTS. As soon as practicable following full execution hereof, Seller shall provide to Purchaser a list of all Access Rights and Easements. Such list shall become SCHEDULE 10.2 to this Agreement and shall become a part hereof. At Closing, Seller shall assign, to the extent assignable, and Purchaser shall assume such Access Rights and Easements pursuant to executed blanket assignments in such form as is approved by the parties hereto. Subject to the provisions of Paragraph 19.6, Seller will cooperate in obtaining any consents necessary for the assignment of the Access Rights and Easements.

         11. PERSONAL PROPERTY. As soon as practicable following full execution hereof, Seller shall provide to Purchaser a list of all Personal Property which shall become SCHEDULE 11 to this Agreement and shall become a part hereof. At Closing, Seller shall transfer all of Seller's right, title and interest to such Personal Property, free and clear of any monetary liens and encumbrances, pursuant to a bill of sale or other conveyancing document in a form acceptable to the parties.

         12. EMPLOYEES AND BENEFIT PLANS.

                  12.1     TERMINATION AND REHIRING OF EMPLOYEES.

                           (a) On and as of the Closing Date, Seller will take
all action necessary to terminate its Newport Unit Timberlands and Building employees and shall pay such employees all accrued employment related financial obligations due to them through the close of business on the Closing Date except as otherwise provided in this Paragraph 12. Seller has delivered to Purchaser a list of all employees who are currently on Seller's employment roll employed in the operation of the Newport Unit Timberlands or the Building, other than those employees who are on long-term disability ("Business Employees"), as of the most recent date for which such information is reasonably available. Purchaser may
(i) submit employment applications to Business Employee any time after mutual execution of the Agreement; and (ii) conduct drug testing of Business Employees no sooner than five (5) days prior to Closing; provided that such drug testing shall not unreasonably interfere with Seller's business operations. Purchaser shall extend written offers of employment to all Business Employees conditioned upon reasonable satisfaction of Purchaser's standard drug testing procedure, other than those Business Employees identified to Seller by Purchaser in writing within five (5) days of the date hereof (such Business Employees to whom Purchaser is to extend such conditional offers of employment are referred to as the "Current Employees," and such Business Employees to whom Purchaser will not extend such offers of employment are referred to as the "Excluded Employees"). The number of Excluded Employees identified by Purchaser pursuant to this Paragraph 12.1 and pursuant to Paragraph 10.1 of the Mill Asset Purchase Agreement shall not exceed 10 in the aggregate; provided that Purchaser shall not be obligated to hire Current Employees that fail to reasonably satisfy Purchaser's standard drug testing procedure. Purchaser shall identify those Excluded Employees that failed to satisfy drug tests and provide to Seller copies of any drug test results requested by Seller. Notwithstanding anything herein to the contrary, the aggregate number of Excluded Employees and Current Employees that are not hired as a result of drug test failure pursuant to this Agreement or the Mill Asset Purchase Agreement shall not exceed 49. Each such offer of employment by Purchaser to Current Employees shall (i) be effective subject to and as of the Closing; (ii) provide for employment at the location of the Building or the Timberlands, as the case may be; (iii) be at a salary or hourly wage rate, as applicable, that is at least equal to the salary or hourly wage rate of similarly situated employees of Purchaser; (iv) provide for employee benefits that are equivalent to the employee benefits of similarly situated employees of Purchaser at its Forest Grove, Oregon operations; and (v) be for a position that is substantially similar to the Current Employee's present position with Seller. Those Current Employees who accept such offers of employment with Purchaser are referred to herein as the "Transitioning Employees," and those Current Employees who do not accept such offers of employment, together with the Excluded Employees, are referred to herein as the

"Nontransitioning Employees."

                           (b) Effective from and after the first day after
Closing, Purchaser shall assume and become solely responsible for any and all liabilities in respect to the Transitioning Employees relating to or arising in connection with any actual or constructive termination of any such Transitioning Employee's employment with Purchaser after the Closing, including, without limitation, any and all such liabilities relating to the claims of any such Transitioning Employees for any severance compensation or benefits. Purchaser agrees that in the event Purchaser terminates any Transitioning Employee without cause within twelve months from Closing, Purchaser shall pay to such Transitioning Employee any and all benefits payable to such Transitioning Employee pursuant to Seller's severance policies in existence as of Closing. Any and all liabilities for accrued but unpaid vacation days for services rendered by the Transitioning Employees prior to Closing shall be allocated between Seller and Purchaser in an equitable manner prior to and as of Closing. Each Transitioning Employee will be credited with his or her years of employment service with Seller for purposes of determining the number of vacation days available to him or her as an employee of Purchaser.

                           (c) From and after the Closing, Seller shall remain
solely responsible for any and all liabilities with respect to the Nontransitioning Employees for all claims arising (whether made on or after Closing) on or before the Closing, including but not limited to liabilities arising under the Worker Adjustment and Retraining Notification Act of 1990 or COBRA. From and after the Closing, Seller shall remain solely responsible for
(i) disability benefits payable under any plan that is a disability benefit plan in respect of those employees of Seller employed in the operation of the Newport Unit Timberlands who, on the Closing Date, are on long term disability status and entitled to benefits under such plans and (ii) post-retirement health and life insurance benefits payable under the terms of any plan that provides such post-retirement benefits in respect of those former employees of Seller who, on the Closing Date, are receiving such post-retirement benefits under such plan.

                  12.2 EMPLOYEE ERISA AND 401 PLANS GENERALLY. Effective as of the first day after the Closing Date, Purchaser shall amend any existing plan established pursuant to the Employee Retirement Income Security Act of 1974 or
Section 401 of the Internal Revenue Code, including but not limited to the Timber Operators' Council Retirement Plan, defined contribution plans and "401-k" plans, to provide for (i) the immediate participation of the Transitioning Employees in each such plan on the same basis as Purchaser's similarly situated employees at Purchaser's Forest Grove, Oregon operations are then eligible to participate; and (ii) to the extent permissible under applicable law and within the control of Purchaser, the recognition under each such plan of all service of the Transitioning Employees with Seller completed prior to and as of the Closing, for purposes of eligibility to participate, vesting and credited service (excluding the Timber Operators' Current Retirement
Plan).

                  12.3 WELFARE PLANS. Effective from and after the first day after Closing, Purchaser shall cause each Transitioning Employee and his or her eligible dependents to become eligible to participate immediately in each employee welfare benefit plan (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974) maintained, as of the Closing Date, by Purchaser and each other benefit arrangement maintained by Purchaser for the benefit of similarly situated employees of Purchaser at Purchaser's Forest Grove, Oregon operations ("Welfare Plans"). In connection therewith, Purchaser shall cause each Welfare Plan to (i) recognize the 1996 co-payments and deductible expenses of the Transitioning Employees and their eligible dependents incurred under those plans that are health benefit plans; and (ii) waive all pre-existing condition exclusions and limitations of the Transitioning Employees and their eligible dependents. From and after the Closing, Seller shall remain solely responsible for liabilities for claims of the Transitioning Employees and their eligible dependents incurred prior to the Closing Date under those plans that are health, disability, accident or life insurance plans and Purchaser shall be solely responsible for all such liabilities for claims incurred by any Transitioning Employee and his or her eligible dependents after the Closing Date. For the purposes of this Paragraph 12.3, a claim for health benefits shall be deemed to have been incurred when the services that are the subject of such claim are rendered and a claim for disability, accident or life insurance shall be deemed to have been incurred when the last event giving rise to such claim occurs. Purchaser and Seller shall cooperate in ensuring that welfare benefit coverage for Transitioning Employees and their eligible dependents on and prior to the Closing is coordinated with such coverage provided after the Closing.

                  12.4 WORKER'S COMPENSATION. From and after the Closing, (i) Seller shall remain solely responsible for all worker's compensation claims of any Transitioning Employee that relate to any accident that occurred or injury that was documented prior to the Closing, regardless of whether such claim is filed by such Transitioning Employee before or after the Closing and (ii) Purchaser shall assume and become solely responsible for all other worker's compensation claims of any Transitioning Employee.

         13. ACCESS TO INFORMATION. Upon full execution hereof, Seller will permit Purchaser to have reasonable access to all records and information regarding timber inventories, road agreements, title, environmental matters and other matters relating to the Timberlands or the operation thereof or the Building in Seller's possession. Seller shall provide to Purchaser schedules and copies of all contracts, leases and permits relating to the Timberlands which are to be assumed by Purchaser, a schedule of all easement and access rights, all environmental site assessments or other documents related to the environmental condition of any of the Timberlands or the Building, and all other materials reasonably requested by Purchaser.

         14. HART-SCOTT-RODINO FILING. Prior to the date of this Agreement, Purchaser and Seller have made appropriate filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and have sought and will continue to seek expedited review by the examining agency. Seller and Purchaser shall expeditiously attempt to resolve any issues that may arise in connection therewith. The Closing Date as provided in Paragraph 3 shall be extended, if necessary, by not more than ten (10) days after all applicable waiting periods or extensions under the HSR Act shall have expired without any indication by the Department of Justice or the Federal Trade Commission that either of them intends to challenge the sale contemplated hereby. If all such waiting periods shall not have expired on or before December 31, 1996, then either party shall be entitled to terminate this Agreement without any further liability to the other. Each party shall pay its requisite filing fee, if any, and all costs and expenses relating to such party's compliance with the terms of this paragraph.

         15. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS; RETURN OF INFORMATION. Subject to the provisions of Paragraph 15.3 below:

                  15.1 Neither Seller nor Purchaser shall disclose the content or substance of this Agreement to any individual, firm, partnership, corporation, entity, governmental authority, or other party except advisors, agents, lenders and representatives assisting each respective party in connection with this transaction, until such disclosure is agreed upon in writing and then only to accomplish the consents and approvals required hereunder.

                  15.2 No press releases or other public statements concerning this Agreement or the transactions contemplated hereby shall be made by either party without the prior written approval of the other.

                  15.3 Each party hereto, its representatives, agents and employees shall hold in strict confidence and shall not use or disclose to any person or organization any information or data concerning this Agreement or the transaction contemplated hereby except to the extent that (i) said information has been published or constitutes a matter of public knowledge or record; (ii) such disclosure is reasonably necessary for communications with and reporting to the Board of Directors or other governing body of either party or reasonably appears to be required by a governmental agency having jurisdiction over the parties; (iii) such information is necessary in connection with any suit brought to enforce the obligations of any party hereunder; or (iv) if based upon the legal opinion of counsel for the disclosing party, that such counsel reasonably believes that disclosure is necessary or desirable to avoid conflict with or violation of any applicable law, rule, or regulation.

                  15.4 In the event of termination of this Agreement for whatever reason, Purchaser will return all originals and copies of documents, work papers and other material obtained hereunder, whether obtained before or after the execution hereof (subject to retention of true copies for litigation purposes as applicable), and Purchaser agrees that it will not disclose or divulge any such information to any other person without Seller's written consent, and will use its best efforts to keep any information so obtained confidential; provided, however, that (i) Purchaser may disclose this information to its employees, attorneys, accountants and prospective lenders who need to know such information in connection with this transaction and who have been informed of Purchaser's obligation to maintain the information as confidential; and (ii) Purchaser shall not be obligated to treat as confidential any information which was known to it at the time of disclosure or which becomes publicly known or available thereafter or is rightfully received by Purchaser from a third party.

         16. EXCHANGE. Seller intends to complete this transaction as part of a
Section 1031 tax-deferred exchange. Purchaser agrees to cooperate with Seller in documenting and completing such exchange by agreeing that Seller may transfer Seller's rights and obligations under this Agreement to Seller's Qualified Intermediary, Exchange Facilitator Corporation. Purchaser agrees to accept Exchange Facilitator Corporation as the assigned Seller of the Property described in this Agreement. Purchaser shall incur no additional expense or liability by such cooperation.

         17.      CLOSING.

                  17.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser to perform this Agreement are subject to the satisfaction, in all material respects on or before the Closing Date, of each of the following conditions and any other conditions to Purchaser's obligations hereunder specified elsewhere in this Agreement, unless waived in writing by Purchaser in its sole discretion:

                           (a) SIMULTANEOUS CLOSING. There being a simultaneous
closing under the Mill Asset Purchase Agreement.

                           (b) MATERIAL INACCURACIES. Seller's representations
and warranties shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date and Seller shall deliver a certificate to that effect at Closing.

                           (c) PERFORMANCE OF OBLIGATIONS. Seller shall have
performed all obligations required to be performed by it prior to the Closing Date under this Agreement.

                           (d) TITLE INSURANCE POLICY. At Seller's expense,
Purchaser shall have received a binding commitment from a recognized title insurance company for the issuance of a standard coverage owner's policy or policies of title insurance insuring Purchaser's fee simple title to the Timberlands and the Building, subject to the Permitted Exceptions described in Paragraph 7.1.

                           (e) SUITS, ACTIONS OR PROCEEDINGS. No suit, action,
arbitration or other proceeding shall be pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, and all governmental and regulatory approvals and clearances which are required to consummate such transactions shall have been obtained.

                           (f) CASUALTY, LOSS OR CONDEMNATION. As a condition to
Purchaser's obligation to consummate the transactions set forth herein, the Timberlands shall not have become subject, subsequent to the date of this Agreement, to physical damage by fire, flood, windstorm, earthquake or other similar occurrence, or to any condemnation proceeding, which causes or may result in a loss affecting at least 2,000 acres in value to the Timberlands. If Purchaser elects to waive the condition set forth in this Paragraph 17.1(f), or if any material casualty or condemnation loss affects less than 2,000 acres, the amounts payable by Purchaser to Seller pursuant to Paragraph 2 shall be reduced to reflect the diminution in value resulting or expected to result from the casualty or condemnation based upon the formula described in Paragraph 2, in which event Seller shall be entitled to retain any compensation, awards, insurance proceeds or other payment or relief resulting from such casualty or condemnation. If the parties cannot agree upon the extent of the diminution in value, the determination shall be made by an independent expert mutually agreed upon by the parties. If Purchaser elects to terminate this Agreement pursuant to this Paragraph 17.1(f), the Mill Asset Purchase Agreement shall terminate. If Purchaser terminates the Mill Asset Purchase Agreement pursuant to Paragraph
12.6 of the Mill Asset Purchase Agreement, this Agreement shall terminate.

                  17.2. CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to perform this Agreement are subject to the satisfaction, in all material respects on or before the Closing Date, of each of the following conditions and any other conditions to Seller's obligations hereunder specified elsewhere in this Agreement, unless waived in writing by Seller in its sole discretion:

                           (a) SIMULTANEOUS CLOSING. There being a simultaneous
closing under the Mill Asset Purchase Agreement.

                           (b) CONSENTS AND APPROVALS. Seller shall have
received all requisite consents to and approvals of the execution, delivery and performance of this Agreement and the transactions contemplated hereby from Seller's and its affiliates' lenders.

                           (c) NOTICE OF INTENT TO CLOSE THIRD-PARTY
TRANSACTION. Seller shall have provided written notice to Purchaser of Seller's intent to close the acquisition of timberlands and associated facilities (referred to as the "Riverwood Acquisition") located in the southern United States; however, if Seller has provided Purchaser such written notice and Closing has occurred pursuant to this Agreement, and closing of the Riverwood Acquisition does not actually occur, Seller may rescind any Closing hereunder. In the event the Closing of the Riverwood Acquisition does not occur on or before October 1, 1996, Seller may, in its discretion, extend this Agreement accordingly. In the event the Riverwood Acquisition does not close by December 31, 1996, or in the event Seller's contractual rights to close the Riverwood Acquisition terminate for any reason, this Agreement shall terminate.

                           (d) MATERIAL INACCURACIES. Purchaser's
representations and warranties shall be true and correct in all material respects on and as of the Closing Date and Purchaser shall have delivered a certificate to that effect at Closing.

                           (e) PERFORMANCE OF OBLIGATIONS. Purchaser shall have
performed all obligations required to be performed by it prior to the Closing Date under this Agreement.

                           (f) SUITS, ACTIONS OR PROCEEDINGS. No suit, action,
arbitration or other proceedings, shall be pending before any court or governmental agency which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, and all governmental and regulatory approvals and clearances which are required to consummate such transactions shall have been received.

                           (g) AMENDMENT TO LOG PURCHASE AND SALE AGREEMENT.
Seller and Purchaser shall have entered into an amendment to that certain Log Purchase and Sale Agreement between Purchaser and Seller dated August 30, 1993, as amended to provide for a prorated reduction in the amount of volume which Seller is obligated to deliver to Purchaser's Montana mills.

                  17.3 PRORATIONS. All personal property taxes, real property taxes, forest patrol assessments, rents, water and other utilities constituting liens shall be prorated to the Closing Date.

                  17.4     CLOSING COSTS.

                           (a) Seller shall pay the following costs and expenses
associated with the closing of the transactions contemplated hereunder:

                           (i) The cost of the standard owner's policy or
policies of title insurance;

                           (ii) One-half of escrow fees; and

                           (iii) All transfer, excise, and recording taxes or
fees due on the conveyance.

                  (b)      Purchaser shall pay:

                           (i) One-half of the escrow fees;

                           (ii) Title insurance premium attributable to extended
coverage, if any, or any endorsements;

                           (iii) Recording fees for deeds; and

                           (iv) Real estate compensation taxes or rollback taxes
and penalties, if any, as a result of a change in use or designation of the Timberlands in Washington State, including but not limited to a change from open space, agricultural, forestland or recreational status.

Except as otherwise provided in this Agreement, each party shall be responsible for the payment of costs incurred by said party in connection with the transaction contemplated by this Agreement.

                  17.5     CLOSING.  At Closing:

                           (a) Seller shall deliver to Purchaser the following:

                                    (i) Special Warranty Deed for each County in
which the Timberlands and Building are located in Washington State and a Bargain and Sale Deed for each county in which the Timberlands are located in Idaho in the forms attached as Schedule 17.5(a)(i)-1 and 17.5(a)(i)-2.

                                    (ii) Bill of Sale for the Personal Property,
in substantially the form attached hereto as SCHEDULE 17.5(A)(II);

                                    (iii) Assignment and Assumption Agreement
for the Contracts, in substantially the form attached hereto as SCHEDULE 17.5(A)(III);

                                    (iv) Nonforeign Affidavit to the effect that
Seller is not a
foreign person as that term is used in Section 1445 of the Internal Revenue
Code;

                                    (v) An Assignment and Assumption Agreement
for the Access Rights and Easements to be recorded in each county in which such Access Rights and Easements are located, in substantially the form attached hereto as SCHEDULE 17.5(A)(V);

                                    (vi) A prepaid binding commitment for a
standard coverage Policy of Title Insurance;

                                    (vii) The amendment to the Log Purchase and
Sale Agreement as described in Section 17.2(g); and

                                    (viii) A Closing Memorandum in form
reasonably acceptable to Purchaser and Seller.

                           (b) Purchaser shall deliver to Seller the following:

                                    (i) Executed copies of the Assignment and
Assumption Agreements described above;

                                    (ii) Purchase Price (which may be available
to Seller prior to actual recording of all Special Warranty and Bargain and Sale Deeds);

                                    (iii) The amendment to the Log Purchase and
Sale Agreement as described in Section 17.2(g); and

                                    (iv) A Closing Memorandum in form reasonably
acceptable to Purchaser and Seller.

         18.      INDEMNIFICATION.

                  18.1     INDEMNIFICATION BY SELLER.

                           (a) Subject to the provisions of Paragraphs 6.1, 6.2
and this Paragraph 18.1, Seller shall indemnify Purchaser and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense (reference to "expense" shall include, without limitation, reasonable attorneys' fees and other costs and expenses incident to any fines or penalties imposed by governmental entities, actions, suits, proceedings or investigations or the defense of any claims, whether prior to or at trial or in appellate proceedings), arising out of, resulting from or relating to the following:

                                    (i) any breach by Seller of any of its
representations, warranties, covenants or agreements made in or pursuant to this Agreement or the attachments, exhibits or Schedules hereto; and

                                    (ii) any claims by governmental entities or
any fines or
penalties imposed by governmental entities against Purchaser for Environmental Liabilities arising out of the operation or ownership of the Timberlands or the Building by Seller before the Closing Date. For purposes of this Paragraph 18(a)(ii), "Environmental Liabilities" shall mean all loss and expense related to, associated with, or arising out of the occupancy, ownership, operation, use or control of the Timberlands or the Building incurred or imposed as a requirement of, or arising out of the violation of, any environmental law. Seller's liability to Purchaser under this Paragraph 18.1(a)(ii) for Environmental Liabilities arising out of the operation or ownership of the Timberlands or the Building by Seller before the Closing Date shall continue for 36 months following the Closing Date.

                           (b) During the period of the indemnity afforded
Purchaser under this Paragraph 18, Seller and its permitted assigns ("Assigns") may upon notice to Purchaser and obtaining Purchaser's permission, which shall not unreasonably be withheld, inspect the Timberlands or the Building at reasonable times and intervals and, at Seller's or its Assign's own expense, use such qualified and reputable experts as either deems appropriate to conduct any such inspections and tests which are deemed by such experts to be warranted. Purchaser will promptly notify Seller or its Assigns within ten (10) days of Purchaser's receipt of written notice of any proposed, threatened or final determination by a governmental entity that there exists the presence of any toxic, hazardous, industrial or chemical waste, substance or contaminate (herein for the remainder of this Paragraph 18 "Contaminate" or "Contamination") in, on or under any part of the Timberlands or the Building at any time from and after the Closing Date. Seller and its Assigns will provide Purchaser with copies of all reports generated by its experts with respect to the Timberlands and the Building and Purchaser will provide Seller with any written report it has received with respect to any such Contamination and afford Seller and its Assigns and their chosen experts an opportunity to meet and discuss the report or any findings with its author. Purchaser will also afford Seller and its Assigns the opportunity, at Seller's or its Assign's expense, to have Seller's or its Assign's experts conduct such additional investigations or tests which are deemed by such experts to be warranted and Purchaser will instruct any expert it has retained to meet with Seller's or its Assign's expert and thereafter issue, in writing and to the extent possible, a joint determination detailing the involved Contaminate, the extent of the Contamination and the experts' opinions as to when the Contamination occurred with specific reference to dates prior to or after the Closing Date. Promptly after the issuance of such joint determination or upon notice that the parties' experts cannot agree on the terms of such a joint determination, Seller and its Assigns and Purchaser will meet and in good faith and acting reasonably, attempt to determine the responsibility for the subject Contamination.

                           (c) Seller and its Assigns shall retain the first
right to undertake the clean-up of any Contamination which is determined to be the responsibility of Seller and not the responsibility of Purchaser. Any clean-up activities so undertaken by Seller or its Assigns will be performed in compliance with and as required by applicable law, with all reasonable efforts to minimize or avoid any disruption of Purchaser's conduct of business of the Timberlands.

                           (d) Purchaser and Seller agree not to disclose to any
third party (other than legal counsel and expert consultants specifically engaged to prepare or review such reports who shall be advised of and be bound by the terms of this non-disclosure provision) any reports or any part thereof, except with the prior written consent of the other party or pursuant to valid legal process or as otherwise required by applicable law. Purchaser and Seller agree immediately to notify each other in the event that a demand is made upon such party for disclosure pursuant to legal process or as otherwise required by applicable law. It is further agreed by the parties that each will be given the opportunity to review and comment on the draft reports prepared by their respective experts prior to finalization.

                           (e) Seller shall have the right and responsibility of
defending, remedying, compromising, and settling any Environmental Liability for which it is responsible and shall have the right to employ and control its own counsel, consultants, and contractors in connection therewith. Seller shall have full control over any actions (including, without limitation, any remedial action, negotiation or litigation) in connection with any such Environmental Liability; provided, that (i) if a remedial or other action proposed to be taken by Seller in settlement of the Environmental Liability would materially and adversely affect Purchaser's operations of the Timberlands, such action shall not be taken without the prior written consent of the Purchaser (which consent shall not unreasonably be withheld); (ii) Seller shall only settle or compromise any such Environmental Liability if Seller has the consent of Purchaser (which consent shall not unreasonably be withheld); and (iii) in the event Purchaser shall refuse to consent to the taking of any remedial or other action in respect of, or the compromise or settlement of, any such Environmental Liability, Purchaser may elect to take over the defense or remediation of such Environmental Liability and, in such case, the liability of Seller for indemnification with respect to such Environmental Liability shall not exceed the amount for which the Environmental Liability could have been settled.

                           (f) Seller's obligations with respect to an
Environmental Liability for which it is responsible shall include the taking of such reasonable actions as are necessary under the circumstances giving rise to such Environmental Liability, including compliance with all laws applicable at the time Seller's remedial actions are taken; and Seller shall not be liable for any violations of Environmental Laws or obligations imposed as a requirement of Environmental Laws, to the extent resulting from action taken or omitted by Purchaser on or after the Closing Date.

                  18.2 INDEMNIFICATION BY PURCHASER. Subject to the provisions of Paragraph 6.1 and this Paragraph 18.2, Purchaser shall indemnify Seller and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense (reference to "expense" shall include, without limitation, reasonable attorneys' fees and other costs and expenses incident to any actions, suits, proceedings or investigations or the defense of any claims, whether prior to or at trial or in appellate proceedings), arising out of, resulting from or relating to the following:

                           (a) any material breach by Purchaser of any of its
representations, warranties, covenants or agreements made in or pursuant to this Agreement or the attachments, exhibits or Schedules hereto;

                           (b) any claims by third parties, including but not
limited to governmental entities, or any fines or penalties for violations of law and obligations imposed by law, including but not limited to any environmental laws and any Environmental Liabilities, arising out of the operation or ownership of the Timberlands or the Building by Purchaser after the Closing Date;

                           (c) any damage to Seller's property or claims by
third parties arising out of activities of Purchaser or its invitees, agents or contractors in performing tests on or inspections of the Timberlands or the Building prior to Closing;

                           (d) any acts, omissions, events or circumstances on
or in connection with the operation, condition or ownership of the Timberlands or the Building occurring on or after the Closing Date, including without limitation any environmental condition first occurring after the Closing Date on or about the Timberlands or the Building; provided, however, that such indemnification shall not apply to the extent that any such liability arises from any acts or omissions of Seller; and

                           (e) any expenses, compensating or rollback taxes
which become payable as the result of Purchaser's removal of the Timberlands located within the State of Washington from the current forestland or timberland tax designation at or after Closing.

         19.      POST-CLOSING ADJUSTMENTS AND POST-CLOSING MATTERS.

                  19.1 BONDS. The amount of any bonds, deposits, or other funds posted or deposited by Seller which are or may with the passage of time or otherwise become refundable shall be credited to the account of Seller at Closing to the extent assigned and refundable to Purchaser.

                  19.2 DEFERRED OBLIGATIONS. At Closing, Purchaser shall assume all of Seller's obligations relating to slash treatment, environmental compliance, replanting and reforestation with respect to the Timberlands to be acquired ("Deferred Obligations"). All Deferred Obligations shall be performed or paid by Seller to the extent appropriate in the ordinary course of Seller's business until Closing. Pursuant to Paragraph 2 hereof, Purchaser shall receive a credit against the Purchase Price to be paid at Closing, in an amount equal to Seller's then outstanding Deferred Obligations and thereafter performance of all such outstanding Deferred Obligations shall become the responsibility of Purchaser at Closing.

                  19.3     COST-SHARE BALANCES.

                           (a) EARNED BALANCES. Seller shall reasonably
determine the net amounts then owing by it to the U.S. Forest Service ("USFS") and other third parties, if any, pursuant to earned outstanding balances under cost-share or other USFS access or transportation programs for road construction and maintenance work previously performed to benefit or provide access to, upon or across the Timberlands ("Cost-Share Balances"). Seller shall attempt to settle all accounts with the USFS prior to closing with respect to Cost Share Balances. In any event, Seller shall remain responsible for any amounts then owing to the USFS or other third parties for such Cost-Share Balances, and shall be entitled to collect from the owing party all amounts owing to Seller by the USFS or other third parties with respect to such Cost-Share Balances.

                           (b) COMMITMENTS FOR FUTURE WORK. Pursuant to the
terms of Road Rights-of-Way Construction and Use Agreements between Seller and the USFS, there are certain road construction or reconstruction projects committed to but not yet completed and/or accepted. Purchaser shall assume all such commitments and shall be responsible for any payments to the USFS for such work performed by the USFS and Purchaser shall be entitled to receive payments from the USFS for any such work performed by Purchaser.

                  19.4 DEFERRED MAINTENANCE. At Closing, the performance of all deferred road construction and maintenance obligations owing by Seller to the USFS with respect to the Timberlands as of Closing ("Deferred Maintenance") shall become the responsibility of Purchaser to perform. After Closing, Seller and Purchaser shall negotiate with the USFS to determine the amount of Seller's Deferred Maintenance obligation. Upon such agreement between the Seller, the Purchaser and the USFS, and the release of Seller by the USFS pursuant to their existing cost share agreements, Seller shall promptly pay to Purchaser the amount of such Deferred Maintenance obligation. All Deferred Maintenance shall be performed or paid by Seller to the extent appropriate in the ordinary course of Seller's business until Closing.

                  19.5 CONSULTING. From and after the Closing Date, Seller agrees to provide Purchaser with consulting services, on terms and conditions to be agreed upon, with respect to the matters described on SCHEDULE 19.5.

                  19.6 THIRD PARTY CONSENTS. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Contracts, Access Rights and Easements, or Timber Rights, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent or approval of a third party would constitute a breach or violation thereof or affect adversely the rights of the Purchaser or Seller thereunder; and any transfer or assignment to the Purchaser by Seller of any interest under any such Contracts, Access Rights and Easements, or Timber Rights, that requires the consent or approval of such third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, the Seller shall continue to cooperate in all reasonable respects with the Purchaser in its efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and the Seller will cooperate in all reasonable respects with the Purchaser in any lawful and economically feasible arrangement to provide that the Purchaser shall receive the interest of the Seller in the benefits under any such Contracts, Access Rights and Easements, or Timber Rights (except that any such arrangement shall not require performance by Seller as agent); provided that the Purchaser shall undertake to and shall pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained.

                  19.7 NURSERY SEEDLINGS. Following Closing, Seller shall sell and Purchaser shall purchase nursery seedlings on terms and conditions reasonably acceptable to Seller and Purchaser. The price for seedlings shall be based upon a fair market value as agreed upon from time to time by Seller and Purchaser.

         20.      MISCELLANEOUS.

                  20.1 FURTHER ASSURANCES. If, at any time after the Closing Date, either party shall consider or be advised that any further instruments or assurance or any other things are necessary or desirable to carry out the terms of this Agreement, the other party shall execute and deliver all such instruments and assurances and do all things reasonably necessary and proper to carry out the terms of this Agreement.

                  20.2 INTEGRATION. This Agreement and the documents delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior negotiations. None of the parties shall be bound by nor shall be deemed to have made any representations, warranties or commitments except those required to be made by the terms of this Agreement, or those which are contained herein or in the documents delivered pursuant hereto.

                  20.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts together shall constitute one Agreement.

                  20.4 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any term or provision of this Agreement is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or enforceable. Subject to the foregoing provisions of this Paragraph 20.4, if any term or provision of this Agreement is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.

                  20.5 SUCCESSOR AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  20.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington.

                  20.7 ASSIGNMENT. Subject to Paragraph 16, neither party may assign its rights hereunder prior to the Closing without the prior written consent of the other, which may be withheld for any reason.

                  20.8 CAPTIONS AND PARAGRAPH HEADINGS. The headings used in this Agreement are for convenience only and shall not affect the construction of any of the terms of this Agreement.

                  20.9 NOTICES. Notices under this Agreement shall be in writing and shall be effective when actually delivered or three (3) business days after being deposited in the United States' mails as certified mail return receipt requested, directed to the other party at the address set forth below or to such other address as the party may be given by telecopy or facsimile and shall be effective when received.

If to Seller:              Plum Creek Timber Company, L.P..
                           999 Third Avenue, Suite 2300
                           Seattle, WA 98104
                           Attention: Rick R. Holley, President and CEO
                           Facsimile: (206) 467-3790

With a copy to:            Cairncross & Hempelmann, P.S.
                           701 Fifth Avenue, Suite 7000
                           Seattle, WA 98104
                           Attention: Daniel C. Vaughn, Esq.
                           Facsimile: (206) 587-2308

If to Purchaser:           Stimson Lumber Company
                           520 SW Yamhill Street, Suite 308
                           Portland, Oregon 97204-1326
                           Attention: Dan M. Dutton, President and CEO
                           Facsimile: (503) 222-2682

With a copy to:            Tonkon, Torp, Galen, Marmaduke & Booth
                           888 SW 5th Avenue, Suite 1600
                           Portland, Oregon 97204-2099
                           Attention: George C. Spencer, Esq.
                           Facsimile: (503) 274-8779

                  20.10 TIME IS OF THE ESSENCE. Time is of the essence of this Agreement.

                  20.11 SCHEDULES INCORPORATED. The schedules attached to or to be attached to this Agreement are incorporated herein by reference:

SCHEDULE                            DESCRIPTION
--------                            -----------

1                                   Excluded Assets

4.5                                 Exceptions to No Violations or conflicts

4.8                                 Environmental Matters

4.9                                 Listing of Suits, Actions, Proceedings

4.11                                Compliance

5.2                 Purchaser's Schedule of Violations and consents

10.1                Listing of contracts

10.2                Schedule of Access Rights and Easements

11                  Listing of Personal Property

17.5(a)(i)-1        Form of Deed for Washington

17.5(a)(i)-2        Form of Deed for Idaho

17.5(a)(ii)         Bill of Sale

17.5(a)(iii)        Assignment and Assumption Agreement for Contracts,
                    Leases and Permits

17.5(a)(v)          Assignment of Access Rights and Assumption Agreement

19.5                Consulting Matters

If all of such schedules have not been prepared, initialed by both parties and attached hereto, at least five (5) days prior to Closing, either party hereto shall have the right to terminate this Agreement and following any such termination neither party shall have any further obligation under this Agreement except as provided in Paragraph 15.4.

                  20.12 COSTS AND EXPENSES. Each party to this Agreement shall pay its own costs and expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel and accountants) incurred in connection with the closing of the transactions contemplated under this Agreement.

                  20.13 ATTORNEYS FEES AND OTHER COSTS. If either party initiates any proceeding in law, equity or arbitration concerning this Agreement or any of its provisions, the party that substantially prevails in such proceeding shall be paid by the party not so prevailing therein all costs and expenses incurred in such proceeding, including reasonable attorneys' fees at the pretrial, trial and appellate levels as determined by the court or courts considering the matter.

         IN WITNESS WHEREOF, the parties hereto have executed this instrument the day and year first above written.

SELLER:

PLUM CREEK TIMBER COMPANY, L.P.

By Plum Creek Management Company,         Attest:
     L.P., General Partner


By:  /s/ DIANE M. IRVINE                  /s/ SHERI L. WARD
     -------------------------------      --------------------------
     Diane M. Irvine, Vice President      Sheri L. Ward, Manager Law
    and Chief Financial Officer           and Assistant Secretary

PURCHASER:

STIMSON LUMBER COMPANY


By /s/ DAN M. DUTTON
   ---------------------------------
    Dan M. Dutton, President and CEO